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                                                                    EXHIBIT 99.2

NEWS RELEASE                                     GENERAL GROWTH PROPERTIES, INC.

                                                 110 North Wacker Drive
                                                 Chicago, IL 60606
                                                 (312) 960-5000
                                                 FAX (312) 960-5475

FOR IMMEDIATE RELEASE                                    CONTACT: John Bucksbaum
                                                                  (312) 960-5005

                                                                  Beth Coronelli
                                                                  (312) 960-2750

                  GENERAL GROWTH PROPERTIES, INC. ANNOUNCES TWO
                    ACQUISITION AGREEMENTS FOR $430.8 MILLION

CHICAGO, ILLINOIS, APRIL 20, 2004 -- General Growth Properties (NYSE: GGP) today announced the agreements to purchase a 100% interest in the Mall of Louisiana in Baton Rouge, Louisiana, including 57 acres of developable land, and a 50% ownership interest in Riverchase Galleria in Birmingham, Alabama. Jim Wilson & Associates, a leading developer of regional malls in the southern United States, is currently the owner of Riverchase Galleria and is a partner in the Mall of Louisiana with an institutional owner represented by Morgan Stanley. Jim Wilson & Associates will remain General Growth's 50% joint venture partner in Riverchase Galleria.

"Mall of Louisiana and Riverchase Galleria represent the best and broadest shopping destinations in their regions," said John Bucksbaum, CEO of General Growth Properties. "Mall of Louisiana is the most productive retail asset in Louisiana and Riverchase Galleria is the largest retail venue and the number one tourist attraction in Alabama. There is outstanding opportunity to introduce exciting new retailers to both markets and continue to drive the success of these highly productive centers."

General Growth's aggregate consideration for both acquisitions is $430.8 million. The company anticipates financing both properties using a combination of fixed rate mortgage debt and unsecured term loans. The actual loan amounts and maturities are still being finalized. The transactions are anticipated to close in mid-May and are both individually subject to separate and customary closing conditions. Mall of Louisiana, not including the undeveloped land, and the 50% interest in Riverchase Galleria are currently anticipated to produce approximately $25.9 million of net operating income during the 12 months after closing.

Mall of Louisiana was developed in 1997 and has approximately 1.2 million of total retail square footage. The two-level center, anchored by Foley's, Dillard's, J.C. Penney, McRae's, and Sears, is currently 91.4% occupied with sales of approximately $485 per square foot.

Riverchase Galleria, a two-level super regional mall, was developed in 1986, renovated in 1995, and expanded in 1998. Anchored by Parisian, Rich's, McRae's, Sears, J.C. Penney, the center has total retail square footage of approximately
1.5 million square feet. Riverchase Galleria is currently 93.0% occupied with sales of approximately $390 per

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square foot. General Growth will manage the property and will handle leasing with its joint venture partner.

General Growth Properties is the country's second largest shopping center owner, developer and manager of regional shopping malls. General Growth currently has ownership interests in, or management responsibility for, a portfolio of 172 regional shopping malls in 41 states. The company portfolio totals more than 150 million square feet of retail space and includes over 16,000 retailers nationwide. A publicly traded Real Estate Investment Trust (REIT), General Growth Properties is listed on the New York Stock Exchange under the symbol GGP. For more information on General Growth Properties and its portfolio of malls, please visit the company web site at http://www.generalgrowth.com.

This release may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact are statements that may be deemed forward-looking statements, which are subject to a number of risks, uncertainties and assumptions. Representative examples of these risks, uncertainties and assumptions include (without limitation) general industry and economic conditions, interest rate trends, cost of capital and capital requirements, availability of real estate properties, competition from other companies and venues for the sale/distribution of goods and services, changes in retail rental rates in the company's markets, shifts in customer demands, tenant bankruptcies or store closures, changes in vacancy rates at the company's properties, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes in applicable laws, rules and regulations (including changes in tax laws), the ability to obtain suitable equity and/or debt financing, and the continued availability of financing in the amounts and on the terms necessary to support the company's future business. Readers are referred to the documents filed with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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